Exhibit 15.2

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

March 26, 2014

500.COM LIMITED

500.com Building

Shenxianling Sports Center

Longgang District

Shenzhen, 518115

People’s Republic of China

Ladies and Gentlemen,

We consent to the reference to our firm name and the summary of our opinion under the headings “Risk Factors” in 500.COM LIMITED’s Annual Report on Form 20-F for the year ended December 31, 2013, which will be filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2014 (the “Annual Report”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Reports.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Han Kun Law Offices

Han Kun Law Offices

CONFIDENTIALITY. This document contains confidential information which may also be privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it. If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail. Thanks.